Exhibit 99.1

Contact:	Richard A. Lechleiter Executive Vice President and Chief Financial Officer (502) 596-7734	Contact:	Jay W. Shreiner Executive Vice President and Chief Financial Officer (314) 659-2189
HART-SCOTT-RODINO ACT WAITING PERIOD TERMINATED
FOR KINDRED HEALTHCARE’S ACQUISITION OF REHABCARE GROUP
LOUISVILLE, Ky. and ST. LOUIS, Mo. (April 11, 2011) — Kindred Healthcare, Inc. (“Kindred”) (NYSE:KND) and RehabCare Group, Inc. (“RehabCare”) (NYSE:RHB) today jointly announced that the waiting period under the Hart-Scott-Rodino Improvement Act of 1976 for Kindred’s previously announced acquisition of RehabCare was terminated on April 8, 2011.
     On February 8, 2011, Kindred and RehabCare announced that Kindred had agreed to acquire RehabCare pursuant to which each holder of RehabCare common stock will receive $26.00 per share in cash and 0.471 of a share of Kindred common stock. The transaction is expected to close by June 30, 2011. The acquisition is subject to certain conditions, including approvals by the stockholders of both companies, consummation of financing in accordance with the terms of commitment letters obtained by Kindred, and the receipt of certain licensure and regulatory approvals.
About Kindred Healthcare
     Kindred Healthcare, Inc., a top-200 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of over $4.3 billion and approximately 56,800 employees in 40 states. At December 31, 2010, Kindred through its subsidiaries provided healthcare services in 696 locations, including 89 long-term acute care hospitals, 226 nursing and rehabilitation centers and a contract rehabilitation services business, Peoplefirst rehabilitation services, which served 381 non-affiliated facilities. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies three years in a row, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com.
About RehabCare Group
     Established in 1982 and headquartered in St. Louis, MO, RehabCare Group, Inc. (www.rehabcare.com) is a leading provider of post-acute care, owning and operating 34 long-term acute care and rehabilitation hospitals and providing program management services in partnership with over 1,250 hospitals and skilled nursing facilities in 42 states and Puerto Rico. RehabCare is included in the Russell 2000 and Standard and Poor’s Small Cap 600 Indices.
Additional Information About this Transaction
     In connection with the pending transaction with RehabCare Group, Inc., Kindred Healthcare, Inc. has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 (commission file number 333-173050) that includes a joint proxy statement of Kindred and RehabCare that also constitutes a prospectus of Kindred. Kindred and RehabCare will mail the definitive joint proxy statement/prospectus to their respective stockholders after the Registration Statement has been declared effective by the SEC. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PENDING TRANSACTION WHEN IT BECOMES AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION.
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Hart-Scott-Rodino Act Waiting Period Terminated for Kindred Healthcare’s Acquisition of RehabCare Group

April 11, 2011
You may obtain a free copy of the joint proxy statement/prospectus (when available) and other related documents filed by Kindred and RehabCare with the SEC at the SEC’s website at www.sec.gov. The joint proxy statement/prospectus (when available) and the other documents filed by Kindred and RehabCare with the SEC may also be obtained for free by accessing Kindred’s website at www.kindredhealthcare.com and clicking on the “Investors” link and then clicking on the link for “SEC Filings” or by accessing RehabCare’s website at www.RehabCare.com and clicking on the “Investor Information” link and then clicking on the link for “SEC Filings.”
Participants in this Transaction
     Kindred, RehabCare and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from their respective stockholders in favor of the pending transaction. You can find information about Kindred’s executive officers and directors in Kindred’s joint proxy statement/prospectus. You can find information about RehabCare’s executive officers and directors in its definitive proxy statement filed with the SEC on March 23, 2010. You can obtain a free copy of these documents from Kindred or RehabCare, respectively, using the contact information above.
Forward-Looking Statements
     Information set forth in this press release contains forward-looking statements, which involve a number of risks and uncertainties. Kindred and RehabCare caution readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Kindred and RehabCare, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts.
     The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (a) the receipt of all required licensure and regulatory approvals and the satisfaction of the closing conditions to the acquisition of RehabCare by Kindred, including approval of the pending transaction by the stockholders of the respective companies, and Kindred’s ability to complete the required financing as contemplated by the financing commitment; (b) Kindred’s ability to integrate the operations of the acquired hospitals and rehabilitation services operations and realize the anticipated revenues, economies of scale, cost synergies and productivity gains in connection with the RehabCare acquisition and any other acquisitions that may be undertaken during 2011, as and when planned, including the potential for unanticipated issues, expenses and liabilities associated with those acquisitions and the risk that RehabCare fails to meet its expected financial and operating targets; (c) the potential for diversion of management time and resources in seeking to complete the RehabCare acquisition and integrate its operations; (d) the potential failure to retain key employees of RehabCare; (e) the impact of Kindred’s significantly increased levels of indebtedness as a result of the RehabCare acquisition on Kindred’s funding costs, operating flexibility and ability to fund ongoing operations with additional borrowings, particularly in light of ongoing volatility in the credit and capital markets; (f) the potential for dilution to Kindred stockholders as a result of the RehabCare acquisition; and (g) the ability of Kindred to operate pursuant to the terms of its debt obligations, including Kindred’s obligations under financings undertaken to complete the RehabCare acquisition, and the ability of Kindred to operate pursuant to its master lease agreements with Ventas, Inc. (NYSE:VTR). Additional factors that may affect future results are contained in Kindred’s and RehabCare’s filings with the SEC, which are available at the SEC’s web site at www.sec.gov. Many of these factors are beyond the control of Kindred or RehabCare. Kindred and RehabCare disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.
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